Exhibit 99.1

EARNINGS RELEASE PR Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com

IR Contact: Cindy Olsen, CFA (949) 524-4205 Cindy.Olsen@chipotle.com
CHIPOTLE ANNOUNCES SECOND QUARTER 2025 RESULTS
HIGHLIGHTS RETURN TO POSITIVE COMPARABLE SALES AND TRANSACTIONS IN JUNE

NEWPORT BEACH, Calif. – July 23, 2025 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2025.
Second quarter highlights, year over year:
•Total revenue increased 3.0% to $3.1 billion
•Comparable restaurant sales decreased 4.0%
•Operating margin was 18.2%, a decrease from 19.7%
•Restaurant level operating margin1 was 27.4%, a decrease from 28.9%
•Diluted earnings per share was $0.32, a 3.0% decrease from $0.33
•Adjusted diluted earnings per share1 was $0.33, a 2.9% decrease from $0.34
•Opened 61 company-owned restaurants with 47 locations including a Chipotlane

“We are seeing momentum build as we rolled out our summer marketing initiatives and as our comparisons ease,” said Scott Boatwright, Chief Executive Officer, Chipotle. “Our talented restaurant teams remain focused on delivering hand-crafted meals in abundance with the best ingredients, made fresh daily using classic culinary techniques at a value you cannot find anywhere else. I am optimistic that our positive momentum will continue as we further support our world-class people with new tools to improve execution, introduce new menu innovations, amplify our rewards program, and introduce this great brand to more communities around the globe.”
Results for the three months ended June 30, 2025:
Total revenue in the second quarter of 2025 was $3.1 billion, an increase of 3.0% compared to the second quarter of 2024. The increase in total revenue was driven by new restaurant openings. Comparable restaurant sales decreased 4.0% due to lower transactions of 4.9%, partially offset by a 0.9% increase in average check. Digital sales represented 35.5% of total food and beverage revenue.
During the second quarter we opened 61 company-owned restaurants, of which 47 included a Chipotlane. Chipotlanes continue to perform well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.
Food, beverage and packaging costs in the second quarter of 2025 were 28.9% of total revenue, a decrease from 29.4% in the second quarter of 2024. The decrease was primarily due to the benefit of menu price increases in 2024 and from cost of sales efficiencies. This decrease was partially offset by inflation across several ingredient costs, primarily steak and chicken.
Labor costs in the second quarter of 2025 were 24.7% of total revenue, an increase from 24.1% in the second quarter of 2024. The increase was primarily due to lower sales volumes. The benefit from menu price increases in 2024 and efficient management of labor more than offset wage inflation.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

General and administrative expenses for the second quarter of 2025 were $172.2 million, compared to $175.0 million in the second quarter of 2024. The decrease was primarily due to lower performance bonuses and stock-based compensation. On a non-GAAP basis, general and administrative expenses1 for the second quarter of 2025 were $159.9 million, compared to $171.3 million in the second quarter of 2024.
The effective income tax rate for the second quarter of 2025 was 24.5%, a decrease from 25.0% in the second quarter of 2024. The decrease was primarily driven by lower non-deductible expenses, partially offset by a reduction in tax benefits related to option exercises and equity vesting.
Net income for the second quarter of 2025 was $436.1 million, or $0.32 per diluted share, compared to $455.7 million, or $0.33 per diluted share in the second quarter of 2024. Adjusted net income1 for the second quarter of 2025 was $450.4 million, or $0.33 per adjusted diluted share, compared to $463.0 million, or $0.34 per adjusted diluted share in the second quarter of 2024.
During the second quarter of 2025 we repurchased $435.9 million of stock at an average price per share of $50.16. As of June 30, 2025, $838.8 million remained available under share repurchase authorizations from our Board of Directors, including an additional $400 million in authorizations approved by our Board of Directors on June 10, 2025. The repurchase authorization may be modified, suspended, or discontinued at any time.
More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of July 2025.
Outlook
For 2025, management is anticipating the following:
•About flat full year comparable restaurant sales
•315 to 345 new company-owned restaurant openings with over 80% having a Chipotlane
•An estimated underlying effective full year tax rate between 25% and 27% before discrete items
Definitions
The following definitions apply to these terms as used throughout this release:
•Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for company-owned restaurants in operation for at least 13 full calendar months.
•Average restaurant sales refers to the average trailing 12-month food and beverage revenue for company-owned restaurants in operation for at least 12 full calendar months.
•Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•Digital sales represent food and beverage revenue for company-owned restaurants generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales include revenue deferrals associated with Chipotle Rewards.
Conference Call Details
Chipotle will host a conference call on Wednesday, July 23, 2025, at 4:30 PM Eastern time to discuss second quarter financial results as well as provide a business update for the third quarter 2025.
The conference call can be accessed live over the phone by dialing 1-888-317-6003, or for international callers by dialing 1-412-317-6061, and use code: 5564931. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, non-GAAP general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 3,800 restaurants as of June 30, 2025, in the United States, Canada, the United Kingdom, France, Germany, Kuwait, and United Arab Emirates and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. With over 130,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.
Forward-Looking Statements
Certain statements in this press release and in the July 23, 2025, conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements under “Outlook” about our anticipated full year 2025 comparable restaurant sales growth, number of new restaurant openings in 2025, and estimated underlying effective 2025 full year tax rate, as well as statements about our goal to have 7,000 restaurants in the U.S and Canada and expand internationally, expected number of restaurants with Chipotlanes, our future food, beverage, packaging, labor, general and administrative and other costs, future estimated tax rates and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, "assuming", “expect”, “intend”, “project”, “target”, "goal" and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: increasing wage inflation including as a result of government regulations mandating higher minimum wages, and the competitive labor market, which impacts our ability to attract and retain qualified employees and has resulted in occasional staffing shortages; the impact of any union organizing efforts and our responses to such efforts; increases in food, beverage, packaging and other operating costs and the inability of our third-party suppliers and business partners to fulfill their commitments due to inflation, global conflicts, climate change, our Food with Integrity philosophy, tariffs or trade restrictions and supply shortages; risks of food safety incidents and food-borne illnesses; risks associated with our reliance on certain information technology systems operated by us or by third parties and potential failures, outages or interruptions; privacy and cybersecurity risks, including risk of breaches, unauthorized access, theft, modification, destruction or ransom of guest or employee personal or confidential information stored on our network or the network of third-party providers; the impact of competition, including from sources outside the restaurant industry; the impact of government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the costs and availability of suitable new restaurant sites and the equipment and technology needed to fully outfit new restaurants, construction materials and contractors and the expected costs to accelerate our international expansion through licensed restaurants in the Middle East; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in guests' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending, including as a result of high inflation, mass layoffs, fears of possible recession and higher energy costs, or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our reliance on third party delivery services; and risks relating to litigation, including possible governmental actions and potential class action litigation related to food safety incidents, cybersecurity incidents, employment or privacy laws, advertising claims, contract disputes or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,
	2025		2024
Food and beverage revenue	$3,047,754	99.5%	$2,954,913	99.4%
Delivery service revenue	15,639	0.5	18,204	0.6
Total revenue	3,063,393	100.0	2,973,117	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	885,989	28.9	873,673	29.4
Labor	756,261	24.7	716,627	24.1
Occupancy	154,250	5.0	138,663	4.7
Other operating costs	428,663	14.0	384,754	12.9
General and administrative expenses	172,151	5.6	175,028	5.9
Depreciation and amortization	90,945	3.0	83,562	2.8
Pre-opening costs	10,610	0.3	8,995	0.3
Impairment, closure costs, and asset disposals	5,467	0.2	5,762	0.2
Total operating expenses	2,504,336	81.8	2,387,064	80.3
Income from operations	559,057	18.2	586,053	19.7
Interest and other income, net	18,355	0.6	21,861	0.7
Income before income taxes	577,412	18.8	607,914	20.4
Provision for income taxes	141,285	4.6	152,243	5.1
Net income	$436,127	14.2%	$455,671	15.3%
Earnings per share:
Basic	$0.32		$0.33
Diluted	$0.32		$0.33
Weighted-average common shares outstanding:
Basic	1,344,955		1,372,800
Diluted	1,350,236		1,381,518

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Six months ended June 30,
	2025		2024
Food and beverage revenue	$5,907,585	99.5%	$5,639,361	99.4%
Delivery service revenue	31,061	0.5	35,605	0.6
Total revenue	5,938,646	100.0	5,674,966	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,724,392	29.0	1,652,749	29.1
Labor	1,474,487	24.8	1,376,077	24.2
Occupancy	304,091	5.1	274,362	4.8
Other operating costs	843,824	14.2	770,528	13.6
General and administrative expenses	344,934	5.8	379,653	6.7
Depreciation and amortization	178,156	3.0	166,805	2.9
Pre-opening costs	18,820	0.3	16,206	0.3
Impairment, closure costs, and asset disposals	11,635	0.2	11,241	0.2
Total operating expenses	4,900,339	82.5	4,647,621	81.9
Income from operations	1,038,307	17.5	1,027,345	18.1
Interest and other income, net	40,608	0.7	41,225	0.7
Income before income taxes	1,078,915	18.2	1,068,570	18.8
Provision for income taxes	256,189	4.3	253,612	4.5
Net income	$822,726	13.9%	$814,958	14.4%
Earnings per share:
Basic	$0.61		$0.59
Diluted	$0.61		$0.59
Weighted-average common shares outstanding:
Basic	1,349,737		1,372,488
Diluted	1,355,478		1,381,347

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$844,524	$748,537
Accounts receivable, net	105,004	143,963
Inventory	40,402	48,942
Prepaid expenses and other current assets	96,506	97,538
Income tax receivable	80,721	67,229
Investments	701,968	674,378
Total current assets	1,869,125	1,780,587
Leasehold improvements, property and equipment, net	2,503,429	2,390,126
Long-term investments	518,680	868,025
Restricted cash	30,704	29,842
Operating lease assets	4,203,989	4,000,127
Other assets	120,928	113,728
Goodwill	21,939	21,939
Total assets	$9,268,794	$9,204,374
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$216,347	$210,695
Accrued payroll and benefits	236,947	261,913
Accrued liabilities	185,090	179,747
Unearned revenue	206,635	238,577
Current operating lease liabilities	287,252	277,836
Total current liabilities	1,132,271	1,168,768
Long-term operating lease liabilities	4,493,334	4,262,782
Deferred income tax liabilities	36,297	46,208
Other liabilities	78,697	71,070
Total liabilities	5,740,599	5,548,828
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.01 par value, 11,500,000 shares authorized, 1,341,425 and 1,358,751 shares issued as of June 30, 2025 and December 31, 2024, respectively	13,414	13,586
Additional paid-in capital	2,157,080	2,078,010
Accumulated other comprehensive loss	(7,341)	(10,282)
Retained earnings	1,365,042	1,574,232
Total shareholders' equity	3,528,195	3,655,546
Total liabilities and shareholders' equity	$9,268,794	$9,204,374

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended June 30,
	2025	2024
Operating activities
Net income	$822,726	$814,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	178,156	166,805
Deferred income tax provision	(9,890)	(5,826)
Impairment, closure costs, and asset disposals	11,056	9,917
Provision for credit losses	(1,247)	(155)
Stock-based compensation expense	75,150	81,243
Other	7,622	4,511
Changes in operating assets and liabilities:
Accounts receivable	39,946	18,331
Inventory	8,493	3,763
Prepaid expenses and other current assets	(3,606)	20,348
Operating lease assets	150,957	135,881
Other assets	(362)	1,769
Accounts payable	12,360	7,802
Accrued payroll and benefits	(24,689)	(4,438)
Accrued liabilities	2,126	17,056
Unearned revenue	(25,555)	(22,260)
Income tax payable/receivable	(13,433)	(18,565)
Operating lease liabilities	(113,450)	(101,348)
Other long-term liabilities	2,042	2,020
Net cash provided by operating activities	1,118,402	1,131,812
Investing activities
Purchases of leasehold improvements, property and equipment	(305,395)	(273,193)
Purchases of investments	(6,500)	(738,434)
Maturities of investments	319,962	374,373
Net cash provided by/(used in) investing activities	8,067	(637,254)
Financing activities
Repurchase of common stock	(997,055)	(172,368)
Tax withholding on stock-based compensation awards	(33,319)	(73,011)
Other financing activities	1,540	(29)
Net cash used in financing activities	(1,028,834)	(245,408)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(786)	(1,121)
Net change in cash, cash equivalents, and restricted cash	96,849	248,029
Cash, cash equivalents, and restricted cash at beginning of period	778,379	586,163
Cash, cash equivalents, and restricted cash at end of period	$875,228	$834,192
Supplemental disclosures of cash flow information
Income taxes paid	$279,327	$277,427
Purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$75,585	$76,304
Repurchase of common stock accrued in accounts payable and accrued liabilities	$9,016	$9,803

CHIPOTLE MEXICAN GRILL, INC.
SUPPLEMENTAL FINANCIAL AND OTHER DATA
(dollars in thousands)
(unaudited)

	For the three months ended
	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Company-owned restaurants opened	61	57	119	86	52
Chipotle permanent closures	(2)	(2)	(2)	(1)	(1)
Chipotle relocations	(1)	-	(6)	-	-
Company-owned restaurants at end of period	3,839	3,781	3,726	3,615	3,530
Average restaurant sales	$3,142	$3,186	$3,213	$3,184	$3,146
Comparable restaurant sales increase/(decrease)	(4.0%)	(0.4%)	5.4%	6.0%	11.1%

	For the three months ended
	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Licensed restaurants opened	-	2	1	1	1
Licensed restaurants at end of period	5	5	3	2	1

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Below are definitions of the non-GAAP financial measures in this release. The following tables provide a reconciliation of non-GAAP financial measures presented in this release to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Adjusted net income is net income excluding lease remeasurement gains, expenses related to certain legal proceedings, stock-based compensation retention grants, and loss on investments. Adjusted general and administrative expense is general and administrative expense excluding expenses related to certain legal proceedings and stock-based compensation retention grants. The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after tax impact of non-GAAP adjustments. Restaurant level operating margin is equal to the revenues generated by our restaurants less their direct operating costs which consist of food, beverage and packaging, labor, occupancy and other operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, adjusted effective income tax rate and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Net Income and Adjusted Diluted Earnings per Share
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,
	2025	2024
Net income	$436,127	$455,671
Non-GAAP adjustments:
Impairment and exit costs:
Corporate asset impairment and other corporate (gains)/costs(1)	(1,484)	-
Legal proceedings(2)	-	3,775
Stock-based compensation retention grants(3)	12,213	-
Investment unrealized loss(4)	6,168	6,016
Total non-GAAP adjustments	16,897	9,791
Tax effect of non-GAAP adjustments above(5)	(2,619)	(2,471)
After tax impact of non-GAAP adjustments	14,278	7,320
Adjusted net income	$450,405	$462,991

Diluted weighted-average number of common shares outstanding	1,350,236	1,381,518
Diluted earnings per share	$0.32	$0.33
Adjusted diluted earnings per share	$0.33	$0.34
(1)Lease remeasurement gain for vacated office space.
(2)Charges for estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.
(3)Stock-based compensation expense for retention equity awards granted to key executives in connection with the CEO transition.
(4)Charges for an unrealized loss in a long-term investment.
(5)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted General and Administrative Expenses
(in thousands)
(unaudited)

	Three months ended June 30,
	2025	2024
General and administrative expenses	$172,151	$175,028
Non-GAAP adjustments:
Legal proceedings(1)	-	(3,775)
Stock-based compensation retention grants(2)	(12,213)	-
Total non-GAAP adjustments	(12,213)	(3,775)
Adjusted general and administrative expenses	$159,938	$171,253
(1)Charges for estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.
(2)Stock-based compensation expense for retention equity awards granted to key executives in connection with the CEO transition.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Effective Income Tax Rate
(unaudited)

	Three months ended June 30,
	2025	2024
Effective income tax rate	24.5%	25.0%
Tax impact of non-GAAP adjustments(1)	(0.3)	-
Adjusted effective income tax rate	24.2%	25.0%
(1)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Restaurant Level Operating Margin
(in thousands)
(unaudited)

	Three months ended June 30,
	2025	Percent of total revenue	2024	Percent of total revenue
Income from operations	$559,057	18.2%	$586,053	19.7%
Non-GAAP Adjustments
General and administrative expenses	172,151	5.6	175,028	5.9
Depreciation and amortization	90,945	3.0	83,562	2.8
Pre-opening costs	10,610	0.3	8,995	0.3
Impairment, closure costs, and asset disposals	5,467	0.2	5,762	0.2
Total non-GAAP Adjustments	279,173	9.1	273,347	9.2
Restaurant level operating margin	$838,230	27.4%	$859,400	28.9%